EXHIBIT 10.16

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS

OF

WMC MORTGAGE CORP.

a California corporation

March 3, 2003

In accordance with Section 307 of the Corporations Code of California and the By-laws of WMC Mortgage Corp., a California corporation (the “Company”), the undersigned, being all of the Directors of said Company, do hereby consent to the adoption of the following Resolutions and the taking of the actions contemplated thereby.

WMC 2002 Incentive Compensation Plan:

RESOLVED, that a Bonus Plan for senior management was implemented substantially in accordance with the WMC 2002 Incentive Compensation Plan term sheet (the “Plan”) attached hereto, and that WMC Mortgage Corp. Board of Directors were authorized and empowered to implement and adopt such further documents or instruments as were necessary to implement the Plan, consistent with the term sheet.

The undersigned hereby consent to the foregoing Resolutions and direct that these Resolutions be filed with the Minutes of the proceedings of this Board of Directors and that said Resolutions shall have the same force and effect as if adopted at a meeting of the Board of Directors at which all of the undersigned were personally present.

IN WITNESS WHEREOF, the undersigned have executed this Resolution of the Board of Directors this 3rd day of March, 2003.

/s/ Marc E. Becker	/s/ David B. Trzcinski

Marc E. Becker	David B. Trzcinski

WMC 2002 Incentive Compensation Plan

Total Bonus Pool

•	10% of 2002 operating profit (no cap) if operating profit is greater than 75% of budget

•	7.5% if operating profit is greater than 60% of budget

•	5.0% if operating profit is greater than 50% of budget

Allocations

•	Determined by Board in consultation with Management at end of 2002

•	General understanding is that the majority of the pool will be allocated to President and VPs, but will be spread across the organization

•	General understanding that bonuses will be comparable across position levels

Payout

•	Bonus awards in excess of $75,000 will have a portion deferred

•	Current period (2002) payouts will be the greater of $75,000 or 50% of the total award

•	Deferred bonus awards will be paid 50% in 2003 and 50% in 2004 at the end of each year or shortly thereafter

•	Individual payouts are contingent on being employed at the end of each year

•	If there is a change of control and an employee is terminated for any reason other than cause anytime within two years after the change of control, that employee will receive his or her deferred bonus payment

•	In the event of death or significant long term disability (resulting in the employee’s inability to perform his or her job), the deferred amount will be paid to the employee’s heirs or to the employee immediately/on the same schedule as all other payments

GAAP Accounting

Deferred bonus amounts will be paid out at year end 2003 and 2004 (or shortly thereafter). In order to avoid making payments to individuals who are not employed at the end of the year, WMC will only accrue 50% of the total deferred bonus pool in 2002. The expected shortfall between the total deferred bonus pool (100% of the deferred bonus) and the 50% accrued in 2002 will be expensed in 2003 and 2004. Any excess accrued in 2002 over the individual committed amounts ultimately paid will not result in a reversal of the expense accrual but will be redistributed to the remaining deferred bonus pool participants.